                                                                   EXHIBIT 10.10

                  CERTAIN INFORMATION HAS BEEN OMITTED UNDER A
            CONFIDENTIAL TREATMENT REQUEST MADE PURSUANT TO RULE 406
                 UNDER THE SECURITIES ACT OF 1933, AS AMENDED,
               AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.


                                  AMENDMENT TO

                    GTIS MASTER OPTION AND LICENSE AGREEMENT


         This amendment agreement (the "Amendment") is made and entered into the 31st day of March, 1995, by and among WMS INDUSTRIES INC. ("WMS"), WILLIAMS ELECTRONICS GAMES, INC. ("WEG"); MIDWAY MANUFACTURING COMPANY ("Midway") and WILLIAMS ENTERTAINMENT INC. ("WEI"), each being Delaware corporations with offices at 3401 North California Avenue, Chicago, Illinois 60618, and GT INTERACTIVE SOFTWARE CORP. ("GTIS"), a Delaware corporation with offices at 16 East 40th Street, New York, New York 10016.

                              W I T N E S S E T H:

         WHEREAS, on December 28, 1994 WMS, WEG, Midway, WEI and GTIS entered into the GTIS Master Option and License Agreement (the "GTIS Master Agreement") pursuant to which the "WMS Group" granted to GTIS certain rights with respect to the manufacture, distribution and sale of "Games" for use on "Designated Multipurpose Computer Platforms" (as those terms are defined in the GTIS Master Agreement); and

         WHEREAS, WMS, WEG, Midway, WEI and GTIS desire to amend the GTIS Master Agreement to extend the term thereof, provide for an increase in the amount of the

"Option and Advance Fee" payable thereunder, and for other purposes, as set forth in this Amendment.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the parties hereto hereby agree as follows:


         1. Capitalized terms used, but not defined herein, shall have the meanings ascribed in the GTIS Master Agreement or the form of Home Computer Software Distribution and License Agreement annexed to the GTIS Master Agreement as Exhibit A. In addition, the GTIS Master Agreement is amended to add a new Section 1.4A to read in its entirety as follows:

                  1.4A    "GTIS" shall mean GTIS or any affiliate  of GTIS to
         whom any rights to exploit any Accepted Games granted hereunder may be sublicensed. An affiliate of GTIS shall refer to an entity, a majority of whose capital stock is owned directly or indirectly by GTIS or with respect to which during the term of this Agreement, GTIS, directly or indirectly, has the legal power without the consent of any third party to direct the manufacture, distribution or sale of Accepted Games.

         2. The GTIS Master Agreement shall be amended to extend the term thereof from three (3) years to five (5) years and to modify provisions relating to the "Extension Events." Accordingly, Section 2.1 thereof is hereby amended and restated to read in its entirety as follows:

                  2.1 The WMS Group hereby grants to GTIS a first option to acquire a license, in the form of the Home Computer Software Distribution and License Agreement, to manufacture, distribute and sell versions of the Game for use solely on Designated Multipurpose Computer Platforms, with respect to (a) Previously Developed Games,
         (b) new Games First Released by the WMS Group during the five (5) year period commencing March 22, 1995 and expiring March 31, 2000 (the "Initial Option Period"), and (c) Games which





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

THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

         were offered to Acclaim Entertainment, Inc. ("Acclaim") between December 28, 1994 and March 21, 1995, but are not accepted by Acclaim ("Interim Period Games"). If either of the "Extension Events" described below shall have occurred prior to April 1, 1998, the Initial Option Period shall be deemed extended to March 31, 2001. Extension Events shall mean either (i) the WMS Group shall have received not less than * Dollars in the aggregate from royalties paid under Home Computer Software Distribution and License Agreements and the Option and Advance Fee or from voluntary payments by GTIS, provided that the amount of voluntary payments which may be utilized to calculate the attainment of the Extension Event shall not exceed * Dollars; or (ii) the market value of the shares of stock which may be acquired by WMS upon exercise of the Warrants provided for in Section 4 hereof shall have increased by at least * Dollars as compared to the market value of such shares on the date the Warrants were issued and an amount of such shares have been purchased or are currently purchasable under the Warrants and have been sold or are publicly saleable by WMS as have permitted or will permit WMS to realize such * Dollars increase. For purposes hereof shares shall be considered publicly saleable (A) if they are saleable under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), or any similar rule hereafter in effect; (B) if, in the opinion of counsel to GTIS, such shares may be publicly sold under Section 4(1) or otherwise publicly sold without registration under the Securities Act; (C) if such shares have been registered for sale and are saleable under an effective registration statement duly filed under the Securities Act; (D) if WMS has a demand registration right then available under the registration rights agreement annexed hereto as Exhibit B; or (E) if GTIS has duly exercised the GTIS Call as that term is defined in such registration rights agreement. In calculating the amount the WMS Group has received for purposes of clause (i) above, payments made with royalty reports received prior to May 16, 1998 shall be included.

                  On or about April 1, 1999, or, if either of the Extension Events shall have occurred prior to April 1, 1998, then on or about April 1, 2000, the WMS Group and GTIS shall enter into good faith negotiations with respect to an extension (or further extension) of the term of the GTIS Master Agreement. If the parties are unable to reach agreement with respect to such extension, despite such good

THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

         faith negotiations, the WMS Group shall be free (i) to negotiate with and enter into an agreement with any third party or parties relating to the granting of licenses for the manufacture, distribution, sale or other exploitation of the Games or any future Games on Designated Multipurpose Computer Platforms, on whatever terms and conditions it may deem appropriate (a "Third Party License"), or (ii) to retain and exploit such rights itself or through any affiliated entity, in each case with respect to periods following the expiration of the term hereof, provided, however, that if prior to the expiration of the term hereof, the WMS Group shall propose to enter into a Third Party License as contemplated in clause (i) above, it shall first give GTIS written notice thereof and the right, for a period not to exceed thirty (30) days, to enter into an agreement with the WMS Group on the same terms and conditions as such Third Party License. Nothing herein shall be deemed to require the parties to enter into any agreement with respect to periods following the expiration of the term hereof or in any way to inhibit the WMS Group from retaining and exploiting any rights with respect to the Games or any future Games itself or through any affiliated entity following the expiration of the term hereof.

         References to the Initial Option Period in Section 1.6 are hereby deleted.

         3. Section 3 of the GTIS Master Agreement shall be amended to increase the amount of the Option and Advance Fee from * Dollars to * Dollars and to provide for payment thereof and additional security therefor. Accordingly, Section 3 of the GTIS Master Agreement is hereby amended and restated to read in its entirety as follows:

                  3. OPTION FEE AND GUARANTEED ADVANCE ROYALTY. In consideration for the option granted herein and as a guaranteed advance royalty, GTIS agrees to pay to WMS a fee in the amount of * Dollars (the "Option and Advance Fee") and to issue the Warrants as set forth in Paragraph 6 below. The Option and Advance Fee shall be
         payable in installments as follows:   * Dollars was paid by wire
         transfer to WMS in immediately available funds on December 28, 1994; * Dollars shall be paid by wire transfer to WMS in immediately available funds on the date hereof; * Dollars shall be paid on or before December 28, 1995 and * Dollars shall be paid

THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

         on or before December 28, 1996. It is understood that under no circumstances shall the WMS Group be required to repay any portion of such amounts nor shall GTIS be entitled to any set off or to claim the right not to pay any portion of such amounts for any reason; provided that GTIS shall be entitled to recoup such payments out of royalties, to the extent provided in the Home Computer Software Distribution and License Agreements entered into pursuant to this Agreement. If the payment due on December 28, 1995 is not paid in full when due, the payment otherwise due December 28, 1996 shall become immediately due and payable. The obligation to make such deferred payments is being fully secured as follows: (a) a clean standby letter of credit in the amount of * Dollars, issued by Republic National Bank was heretofore delivered to WMS on December 29, 1994, and (b) a clean standby letter of credit in the amount of * Dollars, issued by Republic National Bank shall be delivered to WMS not later than March 31, 1995. GTIS shall be responsible for all costs and expenses, including legal fees, which may be incurred by WMS in connection with its collection of the deferred payments. WMS shall permit GTIS from time to time to exchange the original or any substitute letters of credit for other substitute letters of credit, provided that the newest substitute letters of credit are (i) issued by Republic National Bank or another bank acceptable to WMS, (ii) the amounts of the newest substitute letters of credit are not less than the amounts then owed with respect to the above described deferred payments, and
         (iii) the newest substitute letters of credit otherwise contain the same terms and conditions as are contained in the letter of credit for which it is being substituted. GTIS has advised the WMS Group of its intention to effect an initial public offering ("IPO") of its common stock or preferred stock convertible into common stock during the Initial Option Period. In the event that GTIS shall complete such IPO during the Initial Option Period and, as a result thereof, the additional or paid-in capital of GTIS shall be increased by at least * Dollars, as shown on a balance sheet of GTIS certified by its independent certified public accountants and furnished to the WMS Group, then the WMS Group shall permit GTIS to cancel the letters of credit securing the remaining deferred installments of the Option and Advance Fee. Cancellation of such letters of credit shall in no way relieve GTIS of its obligation to make payment of all remaining installments of the Option and Advance Fee as set forth above.





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

         4. Section 8 of the GTIS Master Agreement and Section 16 of the Home Computer Software Distribution and License Agreement are each amended to provide for additional copies of notices by adding the following:



                  With a copy to:

                  GT Interactive Software Corp.
                  16 East 40th Street
                  New York, New York  10016
                  Attention:  Alan Behr, Esq.
                  Telephone Number:  (212) 951-2379
                  Facsimile Number:  (212) 679-6850

                  With a copy to:

                  Williams Entertainment Inc.
                  1800 South Business 45
                  Corsicana, Texas  75110
                  Attention:  Mr. Byron Cook
                  Telephone Number:  (903) 874-2683
                  Facsimile Number:  (903) 872-8000


         5. Section 10.1 of the GTIS Master Agreement shall be amended and restated to read in its entirety as follows:

                  10.1 This Agreement is personal to GTIS as one party and the WMS Group as the other party. Neither this Agreement nor any party's rights under it may be assigned, in whole or in part, nor may its obligations be delegated, in whole or in part, to any person or party without the prior written consent of the other party, except that any party may assign its rights and delegate obligations to any of its direct or indirect wholly-owned subsidiaries or affiliates or to any person, firm or corporation owning or acquiring all or substantially all of the stock or assets of that party, as long as that party remains fully liable for its obligations hereunder. Any sale of all or substantially all of the assets of any member of the WMS Group shall include a requirement for the assumption by the purchaser of all covenants, obligations and duties undertaken by the seller pursuant to the terms of this Agreement, including its obligations with respect to Games and the intellectual property from which they are derived.

         This Agreement shall bind the parties, their successors and permitted assignees and delegees. The members of the WMS Group, as one party, and GTIS (including its sublicensees and affiliates as one party) are each jointly and severally liable for their respective obligations under the terms of this Agreement.

         6. The representations and warranties of the WMS Group, as set forth in Section 5 of the GTIS Master Agreement, and the representations and warranties of GTIS, as set forth in Section 6 of the GTIS Master Agreement, shall be deemed restated and confirmed by the parties, respectively, as of the date hereof and references therein to the GTIS Master Agreement shall be deemed to refer to the GTIS Master Agreement as amended hereby.

         7.       Section 3.1 of the Home Computer Software
Distribution and License Agreement shall be amended to eliminate North and South Korea, Hong Kong, China (PRC), Taiwan (ROC), Malaysia, Singapore, Philippines, Indonesia, Thailand, India and Pakistan from inclusion in the term "Excluded Asian Countries." All references to "Excluded Asian Countries" shall be deemed to refer only to Japan.

         8. Sections 6.1 and 6.2 of the Home Computer Software Distribution and License Agreement shall be amended and restated to read in their entirety as follows:

                  6.1 Licensee agrees to forward to Licensor, within forty-five (45) days after the end of each calendar quarter ("Royalty Period"), commencing with the first calendar quarter during which any unit of the Licensed Product is sold, a report, in reasonable detail and reported separately, by Marketing Area, of the number of units and average wholesale price (by sales bracket, as provided in Schedule B hereof) of the Licensed Products sold within such Royalty Period and the royalty amount due for the sale of such units calculated in accordance with Section ? below and any recoupment claimed in accordance with Schedule B annexed hereto, and Section ? of the GTIS Master Agreement. For purposes hereof, the term "Marketing Area" shall include North America (as such term is defined in the GTIS Master Option and License Agreement (Home Video Games) between the parties, dated March 31, 1995, and each of the other Marketing Areas designated on Schedule C to Exhibit A of such GTIS Master Option and License Agreement (Home Video Games). Such report shall also include a cumulative reconciliation of the number of units of Licensed Products produced by Licensee to the number of units on hand. Licensee agrees that accompanying each such report shall be payment, in U. S. funds, of the amounts due to Licensor, if any, in respect of such Royalty Period in excess of any permitted recoupment. Royalties calculated in foreign currencies shall be converted to U. S. currency at the spot rate of exchange published in the Wall Street Journal as of the last day of the Royalty Period. Such reports shall be required to be submitted with respect to sales and distributions of the Licensed Product whether or not any amounts are due under the terms hereof.

                  6.2. Licensee agrees to keep accurate books of account and records with respect to the Licensed Products, covering all sales, purchases and inventories of Licensed Products and all royalty fees due under this Agreement at Licensee's offices (or the offices of Licensee's affiliates) and to permit (or procure the right for) Licensor at its own expense to have accounting professionals (which may include Licensor's employees who have accounting degrees) inspect such books of account and records of Licensee or its sublicensees during reasonable business hours (but not during the first three weeks of a calendar quarter), upon prior reasonable written notice, for the sole purpose of verifying the reports to be provided hereunder. Such inspections, together with inspections of Licensee's books of account and records pertaining to other Computer Games licensed to Licensee by Licensor or its affiliates under Other Home Computer Software Distribution and License Agreements, shall occur no more frequently than twice during any twelve (12) month period for each of the Licensee's offices. Licensor's inspectors shall not be physically present in a specific office of Licensee for more than 10 consecutive business days in connection with any such inspection, provided that Licensee shall have supplied all requested information and documentation and responded to questions on a reasonably prompt basis. Licensee shall promptly furnish to Licensor copies of any report which Licensee may produce as the result of any audit by Licensee of the books of account and records of any sublicensee of Licensee. Licensor shall keep any information obtained from any such inspections in confidence and shall require that its accounting professionals do so as well. Licensee's books relating to any particular royalty statement may be examined as aforesaid only





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

THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

         within two (2) years after the date rendered and Licensee shall have no obligation to permit Licensor to so examine such books relating to any particular royalty statement more than once for any one statement, unless in connection with a civil action filed by Licensor against Licensee in connection with such statement. In the event that any audit by Licensor's accounting professionals reveals that Licensee has underpaid Licensor by an aggregate of * or more with respect to the specific royalty statements which are the subject of such audit, Licensee agrees that it shall also reimburse Licensor for the reasonable documented costs for any such audit (including traveling costs) up to the amount of the shortfall.

         9. Section 6.3 of the Home Computer Software Distribution and License Agreement shall be amended to correct the third sentence thereof to read as follows: "Not less than * of the balance of the shipment, less actual returns, shall be deemed a sale for royalty purposes six (6) months following the date of shipment, and the balance of such shipment, less actual returns not already counted, shall be deemed a sale for royalty purposes twelve (12) months following the date of shipment."

         10. Section 6 of the Home Computer Software Distribution and License Agreement shall be amended to include the following new Section 6.6 and 6.7:

                  6.6 Licensee recognizes that the timely submission of all reports required to be submitted to Licensor pursuant to Section 6.1 hereof is critical for Licensor to maintain good relations with its third party licensors as well as for Licensor's own financial reporting requirements. Therefore, in addition to any other rights and remedies of Licensor, if Licensee shall be late by more than five (5) business days with respect to any report and/or royalty payment required to be submitted to Licensor pursuant to Section 6.1 hereof
         (a "Late Report"), then Licensee shall pay to Licensor a late charge ("Late Charge") at a rate equal to the prime rate designated by Citibank N.A. on any royalties covered by such Late Report that are actually payable to Licensor as provided in Schedule B. Such Late Charge shall be computed from the 46th day following the last day of the calendar quarter for which such Late Report is due until the date actually paid. Licensor may elect to waive payment of any such Late Charge if Licensee shall have provided a reasonable estimate of royalties due within fifteen (15) days following the end of the calendar quarter covered by such Late Report.

                  6.7 At the time that the Licensor shall provide to Licensee notice of availability of a Game pursuant to Section 2.4 or
         2.5 of the GTIS Master Agreement, Licensor shall provide to Licensee sufficient data to enable Licensee to calculate Third Party Fees and Royalties payable with respect to each Licensed Product (without regard to any advances which may have been made by Licensor). If Licensee is unable to calculate specific Third Party Fees and Royalties from the data provided, Licensee may request assistance from Licensor with respect thereto, and Licensor shall use its best efforts to respond within seven (7) days from the date of such request, but Licensee shall provide all sales and other data in its possession which are necessary for such calculations.

         11. The second sentence of Section 7.4 of the Home Computer Software Distribution and License Agreement shall be amended and restated to read in its entirety as follows:

         Subsequent to final approval, Licensor may request the Licensee once each quarter to send, without charge, a reasonable number of production samples (but in any event not less than two (2) copies of each language version) without payment of any royalty hereunder to Licensor to ensure quality control.

         12. Section 17.1 of the Home Computer Software Distribution License Agreement shall be amended and restated to read in its entirety as follows:

                  17.1 This Agreement is personal to Licensee as one party and Licensor as the other party. Neither this Agreement nor any party's rights under it may be assigned, in whole or in part, nor may Licensee's or Licensor's rights or obligations hereunder be delegated, in whole or in part, to any person or party without the prior written consent of the other party, except that any party may assign its rights and delegate obligations to any of its direct or indirect wholly-owned subsidiaries or affiliates or to any person,

THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

         firm or corporation owning or acquiring all or substantially all of the stock or assets of that party, as long as that party remains fully liable for its obligations hereunder. Any sale of all or substantially all of the assets of Licensor shall include a requirement for the assumption by the purchaser of all covenants, obligations and duties undertaken by the seller pursuant to the terms of this Agreement, including its obligations with respect to Games and the intellectual property from which they are derived. This Agreement shall bind the parties, their successors and permitted assignees and delegees. Licensor as one party, and Licensee as the other party, are each liable for their respective obligations under the terms of this Agreement.

         13. Schedule "B" annexed to the Home Computer Software Distribution and License Agreement shall be amended to include the following provision:

                  Where Licensor has acquired from a third party a Licensed Property in connection with which Third Party Fees and Royalties amounting to * or more of Licensee's estimated Net Wholesale Sales Price are payable, Licensee may elect, at the time it elects to accept the Licensed Product under the GTIS Master Agreement, to pay a substitute royalty ("Substitute Royalty") therefor, which will reduce only the highest royalty based upon the Net Wholesale Sales Price of the Licensed Product otherwise payable pursuant to the royalty table included in this Schedule "B." For example, if the Substitute Royalty for a Licensed Product is *, this would apply to units sold at Net Wholesale Sales Prices of * and above; for lower Net Wholesale Sales Prices, the royalty percentages and corresponding Net Wholesale Sales Prices reflected in the royalty table would not be changed, except that the royalty percentage may not exceed the amount of the Substitute Royalty.

                  The Substitute Royalty shall be computed by comparing the gross profit of Licensor (i.e., royalty earned, less * Third Party Fees and Royalties, less * of Shared Institutional Advertising, as such term is hereinafter defined) to the gross profit of Licensee (i.e., Net Wholesale Sales Price, less royalty payable to Licensor, less * Third Party Fees and Royalties, less product manufacturing cost, less * of Shared Institutional Advertising, less * of Net Wholesale Sales Price (equivalent to Licensee's operating costs,

THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

         excluding overhead)); and determining the royalty percentage that would yield the same gross profit for both Licensor and Licensee. The computation of the Substitute Royalty for any year shall be adjusted following the end of such year for the prior year to reflect changes in all of the components set forth above, except for the * figure referenced above, during such prior year and any increase or decrease in the Substitute Royalty resulting from such adjustment shall be reflected on the royalty statement for the first Royalty Period of the following year.

                  Where the Licensed Property (whether acquired from a third party or developed by Licensor or any of its affiliates in house) is not embodied in a coin-operated video or pinball game distributed by Licensor or any of its affiliates, or will not be embodied in a coin-operated video or pinball game distributed by Licensor or any of its affiliates within 60 days from the release of the Licensed Product, institutional advertising costs (i.e., radio, television and print advertising to the general public), will be shared equally ("Shared Institutional Advertising") by Licensee and Licensor, provided that (a) the portion of the Shared Institutional Advertising costs to be borne by Licensor shall not exceed * of the Net Wholesale Sales Price of the Licensed Product, and shall only be payable in that portion of the Licensed Territory in which Licensee itself (and not its sublicensees) actually pays for institutional advertising costs and (b) all such Shared Institutional Advertising costs and budgets therefor shall have been previously approved in writing by Licensor. Licensee at its own cost and expense shall be solely responsible for all in store and cooperative advertising costs associated with the sale of Licensed Products in the Licensed Territory.

         14. The section entitled "Adjustments to Royalties" in Schedule "B" annexed to the Home Computer Software Distribution and License Agreement shall be amended to change the references to "sublicensees" appearing in Paragraph 2 thereof to "non-affiliated third party sublicensees" and to change the reference to the "* Option and Advance Fee" appearing in Paragraph 3 thereof to the "* Option and Advance Fee."

THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

         15. The section entitled "Recoupment" in Schedule "B" annexed to the Home Computer Software Distribution and License Agreement shall be amended to reflect the change in the amount of the Option and Advance Fee and the recoupment of installments paid on account thereof, and accordingly, is amended and restated to read in its entirety as follows:

         RECOUPMENT

                  Licensee shall be entitled to apply the aggregate amount by which (a) royalties paid under this Agreement exceed (b) * of the amount of any Third Party Fees and Royalties payable by Licensor to parties having rights with respect to the sale of Licensed Products (the "Recoupable Amount") to recoup the * Option and Advance Fee paid by Licensee to WMS Industries Inc. pursuant to Section 3 of the GTIS Master Agreement, until such Recoupable Amount together with Recoupable Amounts under any other Home Computer Software Distribution and License Agreement entered into by Licensee pursuant to the GTIS Master Agreement ("Other Home Computer Software Distribution and License Agreements") equal *; provided, however, that (i) to the extent that the aggregate of all Recoupable Amounts under this Agreement and the Other Home Computer Software Distribution and License Agreements between December 28, 1994 and December 28, 1995 exceeds the installments of the Option and Advance Fee paid on December 28, 1994 and March 31, 1995, such excess shall be paid to Licensor and the licensors under the Other Home Computer Software Distribution and License Agreements, in accordance with their respective interests, and applied in reduction of the installment of the Option and Advance Fee payable under the GTIS Master Agreement on December 28, 1996, up to a maximum reduction of *, and the balance of such excess, if any, shall be applied first in reduction of the installment of the Option and Advance Fee payable on December 28, 1995, and then in reduction of the installment of the Option and Advance Fee payable on December 28, 1996, and (ii) to the extent that the aggregate of all Recoupable Amounts under this Agreement and all Other Home Computer Software Distribution and License Agreements between December 28, 1994 and December 28, 1996 exceeds the unrecouped portion of the installments of the Option and Advance Fee paid on December 28, 1994, March 31, 1995, and

         December 28, 1995, the excess shall be paid to Licensor and the licensors under the Other Home Computer Software Distribution and License Agreements, in accordance with their respective interests, and applied in reduction of the installment of the Option and Advance Fee payable on December 28, 1996.

         16. Except as otherwise set forth herein, the terms and conditions of the GTIS Master Agreement remain unchanged and shall remain in full force and effect in accordance with its terms.

         17. This Amendment may be executed in counterparts each of which shall be deemed an original and when taken together shall be deemed one and the same document.





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

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

                                     WMS INDUSTRIES INC


                                     By:     /s/ Neil D. Nicastro
                                        ----------------------------------------


                                     WILLIAMS ELECTRONICS GAMES, INC.


                                     By:     /s/ Neil D. Nicastro
                                        ----------------------------------------



                                     MIDWAY MANUFACTURING COMPANY


                                     By:     /s/ Neil D. Nicastro
                                        ----------------------------------------



                                     WILLIAMS ENTERTAINMENT INC.


                                     By:     /s/ Byron Cook
                                        ----------------------------------------



                                     GT INTERACTIVE SOFTWARE CORP.


                                     By:     /s/ Joe Cayre
                                        ----------------------------------------